Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

OCTOBER 30, 2007

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ANNOUNCES FIRST NATURAL GAS PRODUCTION FROM DALLAS/FORT WORTH INTERNATIONAL AIRPORT LEASE WITH INITIAL

SALES OF 30 MMCFE PER DAY FROM FIRST 11 BARNETT WELLS

Company Believes it May Ultimately Develop as Much as One Trillion Cubic Feet of Natural Gas Equivalent Reserves From Underneath 18,000-Acre Airport Lease for All-In Finding and Development Cost of Approximately $2.00 per Mcfe

OKLAHOMA CITY, OKLAHOMA, OCTOBER 30, 2007 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has recently initiated production of approximately 30 million cubic feet of natural gas equivalent (mmcfe) from the first 11 wells on its 18,000-acre Dallas/Fort Worth (DFW) International Airport lease. Acquired approximately one year ago for $185 million, the airport lease represents a significant value creation opportunity for Chesapeake, its minority- and women-owned business enterprise (M/WBE) partners and DFW International Airport. Based on the results of the company’s proprietary 3-D seismic analysis acquired earlier this year and the drilling, completion and production results to date, the company plans to drill approximately 300-325 wells on the airport lease.

Assuming an estimated average recovery of approximately 2.5 - 3.0 billion cubic feet of natural gas equivalent (bcfe) gross reserves per well, the company believes that up to one trillion cubic feet of natural gas equivalent (tcfe) reserves can be produced from under the airport at an all-in finding and development cost of approximately $2.00 per thousand cubic feet of natural gas equivalent (mcfe).

Since commencing 3-D seismic operations in December 2006 and drilling operations in May 2007, Chesapeake has employed five drilling rigs on a continuous basis at the airport and anticipates maintaining that level of activity through 2011, at which time the company should have completed drilling its planned 300 - 325 wells. To date, Chesapeake has initiated drilling activities on 33 wells, has started completion activities on 18 wells and is selling natural gas from 11 wells. Chesapeake hopes to reach a peak production level from the airport lease of approximately 250 mmcfe per day by year-end 2011 and expects production to continue for at least the next 50 years.

DFW International Airport Management Comment

Jeffrey P. Fegan, Chief Executive Officer of DFW International Airport, said, “We have been fortunate to partner with Chesapeake in this venture and are delighted that together, we have exceeded every goal and met every deadline. Of course, the ultimate benefactor will be our passengers, who will see enhanced facilities and amenities as we use natural gas revenues to upgrade DFW and assure we remain one of the finest airports in the world. We look forward to continuing a long and mutually rewarding relationship with Chesapeake.”

M/WBE Partner Comment

Adelfa and Bill Callejo, managers of M/WBE investor Callejo Energy, LLC, commented, “We have looked forward to this day for a long time. As soon as we heard that Chesapeake was bidding on the airport lease, we wanted to be a part of it. The DFW International Airport has long been considered the largest economic engine in the Metroplex and we now know that the Barnett Shale will be an important new economic driver at the airport. We have greatly appreciated being a partner with Chesapeake and are delighted that preliminary results are so positive.”

Al Zapanta, Chairman of M/WBE investor PAZ Energy, said, “We’re excited to hear the great news and continue to have high expectations for the DFW International Airport lease project with our great friend and partner, Chesapeake. We especially want to acknowledge Chesapeake’s exceptional work in its drilling and field operations to reach our milestone of first production well ahead of schedule.”

Chesapeake Management Comment

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “Today’s announcement confirms what we had hoped for all along - that underlying the DFW International Airport would be a treasure of natural gas that could be worth billions of dollars if properly developed by a company with the vision and skills that Chesapeake brings to the Barnett Shale. I am very proud of the dozens of Chesapeake employees in the field and in the office who have worked so hard in the past year to bring this project to fruition. I also compliment the DFW International Airport management team and our partners, all of whom have been helpful along the way. We are pleased to have been able to lead this unique and successful partnership to where we are today - on the cusp of generating billions of dollars of value for our shareholders and our partners.

“Further, we are now utilizing 38 drilling rigs to develop our 230,000 net acres of Barnett Shale leasehold, under which we believe up to seven tcfe of net reserves may exist, approximately 75% of which has not yet been recognized as proved in the company’s reserve report. At this time, we estimate that we have only developed approximately 25% of our Barnett Shale leasehold in the sweet spot of Tarrant, northern Johnson and western Dallas counties. The Barnett Shale and the DFW International Airport lease should continue powering our company’s growth for years to come.”

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include estimates of oil and natural gas reserves, expected oil and natural gas production and future expenses, projections of future oil and natural gas prices, planned capital expenditures for drilling, leasehold acquisitions and seismic data, and plans for future operations. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Factors that could cause actual results to differ materially from expected results are described in “Risks Related to our Business” under “Risk Factors” in the Offer to Exchange attached as an exhibit to each of the two Schedules TO we filed with the Securities and Exchange Commission on August 23, 2007. These risk factors include the volatility of oil and natural gas prices; the availability of capital on an economic basis to fund reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and the amount and timing of development expenditures; drilling and operating risks, including potential environmental liabilities; and production interruptions that could adversely affect our cash flow.

Our production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Above we describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the company. While we believe our calculations of unproved drillsites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers.

Chesapeake Energy Corporation is the largest independent producer and third-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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